SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ' 240.14a-118 or  ' 240.14a-12

                              SUNPHARM CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     5)  Total fee paid:

         -----------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:


     2)  Form, Schedule or Registration Statement No.:



     3)  Filing Party:



     4)  Date Filed:

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 25, 1999


To the Stockholders of SunPharm Corporation:

         The Annual Meeting of Stockholders (the "Annual Meeting") of SunPharm Corporation (the "Company") will be held on Tuesday, May 25, 1999, at 9:00 a.m., local time, at the Orlando Hyatt Regency Airport, Orlando, Florida for the following purposes:

         1. To elect seven directors of the Company, each to serve until the Company's next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

         2. To approve the issuance in a private placement of Common Stock of the Company (and securities exercisable for such Common Stock) representing 20% or more of the number of issued and outstanding shares of such Common Stock;

         3. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent public accountants for its fiscal year ending December 31, 1999; and

         4. To act upon such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record at the close of business on April 26, 1999 will be entitled to notice of and to vote at the Annual Meeting.

         It is important that your shares be represented at the Annual Meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the Annual Meeting, and wish to do so, you may revoke the proxy and vote in person.

                                        By  Order of the Board of Directors,




                                        Cecilia Bryant
                                        SECRETARY

Jacksonville, Florida
May 6, 1999

                              SUNPHARM CORPORATION
                             THE VERANDA, SUITE 301
                                 814 HIGHWAY A1A
                        PONTE VEDRA BEACH, FLORIDA 32082




                                   May 6, 1999



TO OUR STOCKHOLDERS:

       You are cordially invited to attend the 1999 Annual Meeting of Stockholders of SunPharm Corporation to be held on Tuesday, May 25, 1999, at 9:00 a.m., local time, at the Orlando Hyatt Regency Airport, Orlando, Florida. A Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

       We  encourage  you to read the  Notice of the  Annual  Meeting  and Proxy
Statement so that you may be informed about the business to come before the meeting. Your participation in the Company's business is important, regardless of the number of shares that you hold. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope.

        We look forward to seeing you on May 25, 1999.


                                       Sincerely,




                                       Stefan Borg
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              SUNPHARM CORPORATION
                             THE VERANDA, SUITE 301
                                 814 HIGHWAY A1A
                        PONTE VEDRA BEACH, FLORIDA 32082

                                   ----------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                             TO BE HELD MAY 25, 1999



                    SOLICITATION AND REVOCABILITY OF PROXIES

         The accompanying Proxy is solicited by the Board of Directors of SunPharm Corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 25, 1999 (the "Annual Meeting"), at 9:00 a.m., local time, at the Orlando Hyatt Regency Airport, Orlando, Florida, for the purpose set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment(s) of the Annual Meeting. If the accompanying Proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the Proxy confers discretionary authority to the persons named in the Proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any such other matters.

         Each stockholder of the Company has the unconditional right to revoke his Proxy at any time prior to its exercise, either in person at the Annual Meeting or by written notice to the Company addressed to Secretary, SunPharm Corporation, The Veranda, Suite 301, 814 Highway A1A, Ponte Vedra Beach, Florida 32082. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

         The principal executive offices of the Company are located at The Veranda, Suite 301, 814 Highway A1A, Ponte Vedra Beach, Florida 32082. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy are being mailed to the Company's stockholders on or about May 6, 1999.

         In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or telegraph. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

         All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of Proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's stockholders will be asked to consider and act upon the following matters:

         1. The election of seven directors of the Company, each to serve until the Company's next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

         2. To approve the issuance in a private placement of Common Stock of the Company (and securities exercisable for such Common Stock) representing 20% or more of the number of issued and outstanding shares of such Common Stock;

         3. A proposal to ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent public accountants for its fiscal year ending December 31, 1999; and

         4. Such other business as may properly come before the meeting or any adjournments thereof.


                                QUORUM AND VOTING

         The close of business on April 26, 1999 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the Record Date, the Company had issued and outstanding (i) 6,922,518 shares of common stock, par value $.0001 per share (the "Common Stock"), (ii) 300,000 shares of Series A Redeemable Convertible Preferred Stock, par value $.001 and (iii) 66,667 shares of Series B Redeemable Convertible Preferred Stock, par value $.001. Each stockholder of record of Common Stock will be entitled to one vote per share on each matter that is called to vote at the Annual Meeting. Shares of Preferred Stock have voting rights on all matters subject to a vote of the holders of Common Stock on an as-converted basis. As of the Record Date, the shares of Preferred Stock are entitled to an aggregate of 366,667 votes upon each of the matters to be voted on at the Annual Meeting. The total number of votes that may be cast at the Annual Meeting is 7,289,185.

         The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. A plurality vote is required for the election of directors. Accordingly, if a quorum is present at the Annual Meeting, the seven persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the vote of the holders of a majority of the shares present or represented at the Annual Meeting and entitled to vote on such matter. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote.

         All Proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. Any Proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder (i) filing with the Secretary of the Company an instrument revoking it, (ii) executing and returning a Proxy bearing a later date or (iii) attending the Annual Meeting and expressing a desire to vote his shares of Common Stock in person. Votes will be counted by Continental Stock Transfer & Trust Company, the Company's transfer agent and registrar.

                               PROPOSAL NUMBER 1:
                              ELECTION OF DIRECTORS

         The Board of Directors has nominated and urges you to vote for the election of the seven nominees identified below, who have been nominated to serve as directors for a one-year term or until their successors are duly elected and qualified. Each of the nominees listed below is a member of the Company's present Board of Directors. Proxies solicited hereby will be voted for all of the nominees unless stockholders specify otherwise in their Proxies.

         If, at the time of or prior to the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the Proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR ELECTION AS DIRECTORS

         The seven nominees for election as directors and certain additional information with respect to each of them, are as follows:

                                                                                        Year First
       Name                           Age          Position With the Company         Became a Director
       ----                           ---          -------------------------         -----------------
Stefan Borg (1)                       45      President and Chief Executive Officer,       1991
                                              Director
Philip R. Tracy (2)                   57      Chairman of the Board of Directors           1995
Charles L. Dimmler  III (1)           57      Director                                     1997
Jerry T. Jackson                      57      Director                                     1996
Robert S. Janicki, M.D. (3)(4)        64      Director, Member of the Pharmaceutical       1991
                                              Advisory Board
Jay Moorin(1) (2)                     48      Director                                     1997
Robert A. Schoellhorn (3)(4)          70      Director                                     1992

----------
(1)      Member of the Nominating Committee
(2)      Member of the Audit Committee
(3)      Member of the Compensation Committee
(4)      Member of the Option Committee

STEFAN BORG
PRESIDENT AND CHIEF EXECUTIVE OFFICER, DIRECTOR

         Mr. Borg founded the Company and has been President and Chief Executive Officer of the Company since its inception and was Chairman of the Board of Directors of the Company from inception until January 1995. From September 1991 to August 1993, Mr. Borg was a general partner of Batterson, Johnson & Borg, a venture capital partnership located in Chicago, Illinois. From 1986 to 1990, he was Vice President of Business Development of Houston Biotechnology Incorporated. From 1984 to 1986, he was Manager of Business Development for California Biotechnology, Inc. From 1982 to 1984, he was Product Manager for Bethesda Research Laboratories, Inc., a supplier of genetic engineering tools. From 1980 to 1982, he was Marketing Manager and head of Boehringer Mannheim GmbH's subsidiary in Copenhagen, Denmark. Mr. Borg received his M.B.A. in Marketing from INSEAD in Fontainebleau, France and his M.Sc. degree in Biochemistry from the University of Copenhagen.

PHILIP R. TRACY
CHAIRMAN OF THE BOARD OF DIRECTORS

         Mr. Tracy has been a director of the Company since October 1995 and Chairman of the Board since May 1996. Mr. Tracy is presently of counsel to Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, a law firm in Raleigh, North Carolina. From 1989 until its sale to Glaxo Inc. in 1995, Mr. Tracy was President and Chief Executive Officer of Burroughs

Wellcome Co. and a member of the Board of Directors of Burroughs Wellcome Co. and its parent organizations, The Wellcome Foundation Limited and Wellcome plc. From 1974 to 1989, Mr. Tracy held several positions in the legal department of Burroughs Wellcome Co., including as Vice President, Secretary and General Counsel from 1981 to 1989. Mr. Tracy currently serves as a director of Pharmanetics, Inc. He is also a venture partner in InterSouth Associates IV, LLC, a venture capital fund that invests in early-stage technology and life sciences companies. He received a B.A. from the University of Nebraska and his L.L.B. from George Washington University.


CHARLES L. DIMMLER III
DIRECTOR

         Mr. Dimmler has been a director of the Company since 1997. Mr. Dimmler has been an operating officer of Cross Atlantic Partners, Inc. and an investment officer of the Cross Atlantic Partners Funds since 1994. From 1988 to 1994, he was a General Partner of the former Hambro International Equity Partners. During the period 1986-88, Mr. Dimmler operated Metcalf Ross & Company, a business he formed to manage and commercialize intellectual property owned by prominent medical research institutions in the United States. Mr. Dimmler's experience in entrepreneurship and venture development originates from 1982 when he co-founded Applied Immune Sciences, Inc., a Santa Clara, California-based company which is now a unit of RPR Gencell (Rhone-Poulenc Rorer). Mr. Dimmler serves on the board of GeneLogic, Inc., as well as several publicly privately held portfolio companies which specialize in human health care. He also serves as a venture advisor to Burrill & Company, a San Francisco based private merchant banking concern.


JERRY T. JACKSON
DIRECTOR

         Mr. Jackson has been a director of the Company since August 1996. From 1965 until his retirement in 1995, Mr. Jackson was employed with Merck & Co., Inc. in various senior management positions, including at his retirement Executive Vice President of Merck & Co., Inc. Mr. Jackson currently serves as a director on the boards of Crescendo Pharmaceuticals Corp., Cor Therapeutics, Inc. and Molecular Biosystems, Inc. and as Chairman of Transcend Therapeutics, Inc.


ROBERT S. JANICKI, M.D.
DIRECTOR AND MEMBER OF THE PHARMACEUTICAL ADVISORY BOARD

         Dr. Janicki has been a director of the Company since 1991 and a member of the Pharmaceutical Advisory Board since 1993. From 1969 until his retirement as Senior Vice President for Scientific & Medical Affairs in 1992, Dr. Janicki was employed by Abbott Laboratories. From 1968 to 1969, he was Associate Medical Director of Union Carbide Corporation's pharmaceutical division, and from 1966 to 1968, he was Associate Director of Clinical Research for the Dow Pharmaceutical Division of Dow Chemical Company. Dr. Janicki served as a director of Cetus Corporation prior to its merger with Chiron Corporation and currently serves as a director of Afferon Corporation (Wayne, Pennsylvania), a privately-held pharmaceutical company. He is presently engaged as a consultant to several health care companies. Dr. Janicki received his M.D. from Temple University School of Medicine.


JAY MOORIN
DIRECTOR

         Mr. Moorin has been a director of the Company since November 1997. Mr. Moorin is currently a partner in ProQuest, a venture capital firm that focuses its investments in oncology. From 1991 to 1998 he was Chairman, President and Chief Executive Officer of Magainin Pharmaceuticals, Inc., a public biopharmaceutical company engaged in identifying and developing compounds from the host defense systems of animals. Prior to joining Magainin, Mr. Moorin served as a Managing Director at Bear, Stearns & Co., Inc., responsible for health care investment banking, and in other capacities from 1988 to 1991. From 1983 to 1988, he was employed by E.R. Squibb & Co., Inc., first as Corporate National Accounts Director and subsequently as Vice President of Marketing and Business Development at the Squibb Mark Division.

ROBERT A. SCHOELLHORN
DIRECTOR

         Mr. Schoellhorn has been a director of the Company since 1993. Mr. Schoellhorn is presently Chairman and Chief Executive Officer of Marathon Coach, Inc. (Eugene, Oregon), a privately held company owned by Mr. Schoellhorn and certain members of his family which manufactures luxury motor coaches. From 1973 until his retirement in 1990, Mr. Schoellhorn was employed with Abbott Laboratories in various senior management positions, including Chief Executive Officer since 1979 and Chairman of the Board since 1981. For 26 years prior to joining Abbott, Mr. Schoellhorn held various management positions with American Cyanamid Corporation. Mr. Schoellhorn is presently Chairman and Chief Executive Officer of Outdoor Resorts of America, Inc., a developer and operator of luxury recreational resorts. In addition, Mr. Schoellhorn is on the board of First Community Bank of the Desert, and has previously served on the boards of SCM Corporation, Pillsbury, ITT and Shell Oil Company. He is a graduate of the Philadelphia College of Textiles and Science, where he majored in chemistry.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AFOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTORS' MEETINGS AND COMPENSATION

         During 1998, the Board of Directors met 7 times and took certain additional actions by unanimous written consent in lieu of meetings. During 1998, no director of the Company attended fewer than 75 percent of the meetings of the Board of Directors, except for Jacques Rejeange, a former director who resigned effective March 31, 1999, who attended none of the meetings of the Board of Directors.

         Each nonemployee director receives $1,500 for each meeting of the Board of Directors or of a committee of the Board of Directors which is attended in person, provided that in the event a committee meeting is scheduled in conjunction with a Board meeting, only one payment will be received. Payments for participation in a telephonic meeting of the Board of Directors and Board committees are $750. All directors receive reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

         In addition, pursuant to the Company's Amended and Restated 1995 Nonemployee Directors' Stock Option Plan, each director who is not an employee of or consultant to the Company receives an initial stock option to purchase 25,000 shares of the Company's Common Stock upon election to the Board and an annual stock option to purchase 5,000 shares of the Company's Common Stock, with vesting contingent on providing services over the following twelve months. The Chairman of the Board receives an additional annual stock option under the 1995 Nonemployee Directors' Stock Option Plan to purchase 10,000 shares of Common Stock.

BOARD COMMITTEES

         The Company's Board of Directors has an Audit Committee, Compensation Committee, Option Committee and Nominating Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plan and results of the auditing engagement, approving professional services provided by the independent public accountants and reviewing the adequacy of the Company's internal accounting controls. The Compensation Committee makes recommendations concerning compensation, including incentive arrangements, for the Company's officers. The Option Committee administers the Company's Amended and Restated 1994 Stock Option Plan and approves all stock options awarded under it. The Nominating Committee establishes procedures for the evaluation and selection of nominees to the Board of Directors, and is also responsible for the smooth and orderly transition in the Company's management, in the event such a need arises.

         During 1998, the Nominating Committee met one time, and the Audit, Option and Compensation Committees did not meet. During 1998, no director of the Company attended fewer than 75 percent of the meetings of committees on which he served.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AFOR" PROPOSAL NUMBER 1, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                               PROPOSAL NUMBER 2:

                     APPROVAL OF PRIVATE PLACEMENT OF SHARES

         As indicated in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, the Company is in need of additional financing to fund the Company's operations. As of March 31, 1999, the Company had $1,013,000 of working capital and $1,389,000 of cash and cash equivalents. The Company currently estimates that cash on hand together with cash generated from operations will be sufficient to satisfy the Company's cash requirements into but not beyond the third quarter of 1999. The Board of Directors of the Company has considered various means of procuring additional financing and has determined that a private offering of the Company's securities (the "Private Placement") would be in the best interests of the Company. The net proceeds of the Private Placement will be used to fund continuing operations, including research and development and general working capital purposes.

         The Company has had preliminary discussions with certain of its existing stockholders regarding the Private Placement, which is currently anticipated to consist of up to 2,500,000 shares of the Company's Common Stock and may include warrants (the "Warrants") exercisable for shares of the Company's Common Stock. Based upon these initial discussions, the Company believes that there is significant interest in the Private Placement among existing institutional investors as well as potential new investors. The purchase price for the shares of Common Stock sold in the Private Placement will be determined through negotiations between the Company and the investors, based upon the demand for the Company's Common Stock and its closing price or prices on the Nasdaq Small Cap Market prior to the closing of the Private Placement. Due to the fact that the shares sold in the Private Placement will not be immediately freely tradeable by the purchasers until such time as a registration statement registering such shares is filed and becomes effective under the Securities Act of 1933, as amended, it is anticipated that the shares may be sold at a discount from the closing price or prices of the Company's Common Stock on the Nasdaq Small Cap Market prior to closing. The actual amount of such discount is not known at this time, but is not expected to exceed 20%, which is not uncommon for offerings of restricted shares by public companies in similar transactions.

         Pursuant to Rule 4460(i)(1)(D) ("Rule 4460(i)(1)(D)") of the Nasdaq Stock Market, Inc. ("Nasdaq"), the Company is required to obtain stockholder approval in connection with any transaction, other than a public offering, that involves the issuance by the Company of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) that equals 20% or more of the Common Stock of the Company outstanding before the issuance of such securities at a price below market value (the "20% Limitation"). On April 23, 1999, the closing sale price of the Company's Common Stock as reported on the Nasdaq Small Cap Market was $1.75 per share. The Company currently expects it would require $8.0 million to fund operations through 2000. As of the date of this proxy statement, there are 6,922,518 shares of Common Stock outstanding and 366,667 shares of Common Stock issuable upon the conversion of outstanding shares of Series A Preferred Stock and Series B Preferred Stock. Thus, if the Company closes the Private Placement when subscriptions for 2,500,000 shares have been received, which is the maximum number of shares offered in the Private Placement, the 20% Limitation would be exceeded, based on the market value and the number of shares of the Company's Common Stock outstanding as of the date of this Proxy Statement. If the stockholders approve this Proposal Number 2, the Board of Directors of the Company will be authorized to determine (i) the number of shares of Common Stock that will be issued in the Private Placement, even if in excess of 20% of the Common Stock outstanding (ii) the purchase price of such shares of Common Stock and (iii) whether Warrants will be issued in the Private Placement and, if so, the terms and conditions of the Warrants. The stockholders will be requested to approve this proposal by adopting the following resolutions:


         RESOLVED, that this Corporation be authorized to consummate a private placement of its securities (the "Private Placement"), the proceeds of which would be utilized for research and development, working capital and general corporate purposes (including the expenses of the Private Placement), and that in connection therewith this Corporation is hereby authorized to issue shares of its Common Stock, $.0001 par value (the "Common Stock"), and securities exercisable for Common Stock, that together equal 20% or more of the Common Stock outstanding prior to the issuance thereof; and it is further

         RESOLVED, that the Board of Directors of this Corporation (and/or an appropriate committee thereof) is hereby authorized to determine the terms and conditions of the Private Placement, including without limitation, (i) the number of shares of Common Stock that will be issued in the Private Placement (which may exceed 20% of the Common Stock outstanding and securities exercisable for Common Stock), (ii) the purchase price of such shares of Common Stock and (iii) whether Warrants will be issued in the Private Placement, and if so, the terms and conditions of the Warrants issued in the Private Placement.

         The Board of Directors of the Company has decided to seek stockholder approval of the Private Placement in order to avoid a possible conflict with Rule 4460(i)(1)(D), which conflict could result in the removal of the Company's Common Stock from inclusion on the Nasdaq National Market. In the event the Company fails to obtain approval by the stockholders for the Private Placement, the Company will be required to seek alternative means of financing. Such financing would likely be in the form of short term bridge loans. There can be no assurance that such financing can be obtained on a timely basis on commercially reasonable terms, or at all. Further, even if such short term loans were obtained, the Company would be required within a short time thereafter to seek additional financing to repay such loans and to finance its operations. There can be no assurance that such additional financing could be obtained and that the Company would not again be required to seek stockholder approval for such financing.

         The Company's Common Stock is quoted on the Nasdaq Small Cap Market. In order to maintain quotation of the Common Stock on the Nasdaq Small Cap Market, the Company must maintain certain asset, capitalization or income tests and stock price tests. Among other requirements, the Company must maintain either
(i) net tangible assets in excess of $2.0 million, (ii) a market capitalization of at least $35 million, or (iii) net income of $500,000 in the most recently completed fiscal year or in two of the last three completed fiscal years, and in any event, a bid price of at least $1.00 per share in the most recent thirty day period. While the Company currently satisfies the Nasdaq Small Cap Market Listing and Maintenance Standards, if the Company is unable to obtain additional financing either through the Private Placement or otherwise, the Company may fail to meet the maintenance criteria in the future, which may result in the Common Stock no longer being eligible for quotation on the Nasdaq Small Cap Market. If the Common Stock is delisted from quotation on the Nasdaq Small Cap Market, then there would be material adverse consequences for the Company, its results of operations and its financial condition. These consequences include, but are not limited to:

         o limited availability of market quotations for the Company's Common Stock;
         o        limited news and analyst coverage of the Company;
         o adverse affect on the trading market for and market price of the Company's Common Stock; and
         o adverse affect on the Company's ability to issue additional securities or secure additional financing in the future.

         If the Company's Common Stock is no longer eligible for quotation on Nasdaq, then trading, if any, of the Common Stock would thereafter be conducted in the over-the-counter market. As a result of Nasdaq delisting, it would likely be more difficult for stockholders to dispose of or to obtain accurate quotations as to the market value of their Common Stock. Furthermore, the regulations of the Commission promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), require additional disclosure relating to the market for penny stocks. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. A disclosure schedule explaining the penny stock market and the risks associated with such securities is required to be delivered to a purchaser and various sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than to established customers and accredited investors (generally institutional investors). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

         The Company believes that notwithstanding the consummation of the Private Placement, it will be required to seek additional financing in the future to fund its operations and to continue to develop its products. If the minimum amount proposed to be offered is sold, the Company anticipates that it cash requirements should be satisfied through the first quarter of 2000. Should additional shares be sold, such cash requirement should be satisfied for a longer period.

CAPITALIZATION

         The following table sets forth the short-term debt and the total capitalization of the Company (i) as of March 31, 1999, (ii) pro forma to give effect to the sale of the minimum and maximum number of shares of Common Stock in the

Private Placement at an assumed offering price of $1.60 per share and the application of the estimated net proceeds therefrom, after deducting offering expenses estimated at $50,000. The table should be read in conjunction with the financial statements, including the notes thereto, attached to the Company's report on Form 10-K for 1998 enclosed with this Proxy Statement.


                                             MARCH 31, 1999
                                             --------------
                                                                                     PRO FORMA(1)
                                                                                     ------------
                                                                          Minimum Offering    Maximum Offering
                                                              ACTUAL     (1,000,000 SHARES)  (2,500,000 SHARES)
                                                           ------------  ------------------  ------------------

Current Liabilities: ...................................   $    526,450  $         526,450    $       526,450

Long-term debt, including capital lease
    obligations ........................................             --                 --                 --

Stockholders' equity:
  Preferred Stock, $.001 par value, 300,000 shares
    authorized, issued and outstanding .................            300                300                300

  Series B Preferred Stock, $.001 par value, 200,000
shares authorized and 66,667 issued and outstanding ....             67                 67                 67

  Common Stock, $.0001 par value; 25,000,000 shares
    authorized; 6,914,728 shares issued and outstanding,
    actual; 7,914,728 shares issued and outstanding, pro
    forma, assuming the minimum number of shares;
    9,414,728 shares issued and outstanding, pro forma
    assuming the maximum number of shares ..............            691                791                941

Additional paid-in capital .............................     21,438,234         22,988,194         25,388,044

Accumulated deficit ....................................    (20,130,773)       (20,130,733)       (20,130,773)

Total stockholders' equity .............................      1,308,579          2,858,574          5,188,579

Total capitalization ...................................   $  1,835,029  $       3,385,029    $     5,715,029


------------
(1) The pro forma balance sheet data as of March 31, 1999, give effect to the issuance of 1,000,000 and 2,500,000 shares of Common Stock, respectively, which is the minimum and maximum number of shares of Common Stock that may be issued pursuant to the Private Placement, and the receipt of the net proceeds therefrom.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         Certain directors and executive officers of the Company have expressed a preliminary interest in purchasing securities in the Private Placement. Such directors and executive officers will not make a decision regarding investing in the Private Placement until the terms of the Private Placement have been finalized. Should such directors and executive officers choose to invest in the Private Placement, their investment would be on the same terms and conditions as are available to other investors in the Private Placement.

DILUTIVE EFFECT OF PRIVATE PLACEMENT ON PREFERRED STOCK

         Holders of the Company's Series A Redeemable Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock (the "Preferred Stock") have the right to convert their shares of Preferred Stock into shares of the Company's Common Stock based upon a formula as set forth in the Company's Certificate of the Powers, Designations, Preferences and Rights of the Series A Redeemable Convertible Preferred Stock and the Certificate of Powers, Designations, Preferences and Rights of the Series B Redeemable Convertible Preferred Stock (the "Certificates of Designations") filed as part of the Company's Certificate of Incorporation. Prior to the completion of the proposed Private Placement, the 366,667 shares of Preferred Stock outstanding would convert into an aggregate of 366,667 shares of Common Stock. Assuming the sale of all 2,500,000 shares of Common Stock, the maximum contemplated under the Private Placement at a price of $1.60 per share, the aggregate number of shares of Common Stock issuable upon conversion of Preferred Stock would increase by 13,756 shares to an aggregate of 380,423 shares. In the event that the minimum number of shares contemplated under the Private Placement are sold at a price of $1.60 per share, the number of shares of Common Stock that would be issuable upon conversion of the Preferred Stock would increase by 6,047 shares to an aggregate of 372,714 shares.

         The adoption of the proposal to approve the issuance by the Company in a private placement of a number of shares of Common Stock in excess of the 20% Limitation, requires the approval by affirmative vote of not less than a majority of the votes present in person or by proxy at the Annual Meeting, provided that a quorum is present at the Annual Meeting. An abstention or a broker non-vote will have no effect on the vote on the proposal provided that a quorum is present at the Annual Meeting. Unless otherwise specified, all proxies received will be voted in favor of Proposal Number 2.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL NUMBER 2, WHICH IS TO ISSUE SHARES OF COMMON STOCK AND WARRANTS EXERCISABLE FOR COMMON STOCK IN A PRIVATE PLACEMENT IN EXCESS OF 20% OF THE OUTSTANDING NUMBER OF SHARES OF COMMON STOCK, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                               PROPOSAL NUMBER 3:

           RATIFICATION AND APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed the firm of Deloitte & Touche LLP as the Company's independent public accountants to make an examination of the accounts of the Company for the fiscal year ending December 31, 1999, subject to ratification by the Company's stockholders. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so. They will also be available to respond to appropriate questions from stockholders attending the Annual Meeting.

         Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL NUMBER 3, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

         Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.

NAME                          AGE    POSITION WITH THE COMPANY
----                          ---    -------------------------

Stefan Borg................... 45    President and Chief Executive Officer
Paul M. Herron ............... 50    Vice President and Chief Financial Officer
Cecilia Bryant ............... 52    Vice President-Legal Affairs, Secretary
                                       and General Counsel
Ronald W. Sanda............... 56    Vice President-Manufacturing and Operations
Michael T. Cullen, M.D........ 53    Vice President and Medical Director

         Information regarding the business experience of Mr. Borg is set forth above under the heading "Nominees for Election as Directors."

PAUL M. HERRON
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

         Mr. Herron has been Vice President and Chief Financial Officer of the Company since September 1997. From 1994 to 1997, he was Director of Finance and Investor Relations for Immunomedics, Inc. From 1990 to 1994, Mr. Herron was employed by The Dupont Merck Pharmaceutical Co. as Finance Manager for two of the company's operating businesses, radiopharmaceuticals from 1990 to 1991 and multi-source products from 1991 to 1994. Previously, he served for 14 years with the Finance Department of E. I. DuPont de Nemours & Co. in a variety of corporate finance assignments, including accounting, taxes, and employee benefits. Mr. Herron received an M.B.A. from Duke University and a B.A. in economics from Trinity College in Hartford, Connecticut.

CECILIA BRYANT
VICE PRESIDENT-LEGAL AFFAIRS, SECRETARY AND GENERAL COUNSEL

         Ms. Bryant has been Secretary, Vice President-Legal Affairs, Secretary and General Counsel of the Company since September 1996 on a part-time basis. Ms. Bryant was an attorney with the Securities and Exchange Commission from 1973 to 1975 and was in private practice prior to serving as Special Counsel of Voyager Insurance Companies from 1978 to 1986, returning thereafter to private practice. Ms. Bryant served from 1982 to 1989 on the Florida University System Board of Regents and in 1989 was its Vice Chairman. Ms. Bryant received her law degree from the University of Florida and is a Certified Life Underwriter (CLU) and a Chartered Financial Consultant (ChFC). She is an Associate Professor at Florida Coastal School of Law and a director of SunTrust Bank of North Florida, N.A.

RONALD W. SANDA
VICE PRESIDENT-MANUFACTURING AND OPERATIONS

         Mr. Sanda has been Vice President-Manufacturing and Operations of the Company since July 1994. Mr. Sanda was Director, Quality Assurance of Houston Biotechnology Incorporated from 1988 to 1994. From 1986 to 1988, Mr. Sanda was Director, Quality Assurance of Biospecific Technologies, Inc. From 1961 to 1986, Mr. Sanda was employed by Ben Venue Laboratories, Inc. in various quality assurance and GMP compliance functions. Mr. Sanda has a B.S. in Chemistry from Kent State University.

MICHAEL T. CULLEN, M.D.
VICE PRESIDENT AND MEDICAL DIRECTOR

         Dr. Cullen has been Vice President and Medical Director of the Company since September 1998. Prior to joining SunPharm, he was Vice President, Clinical Consulting for IBAH Clinical Consulting Services from 1997 to 1998, and from 1995 to 1997 Vice President and Medical Director for that Company's U.S. Business Development from 1994 to 1995. Dr. Cullen was CEO and co-founder of IDD Medical, Inc., and assistant and associate director, Clinical Research for 3M Pharmaceuticals from 1988 to 1994. Previously, he was a consultant in internal medicine in Owatonna, Minnesota from 1977 to 1988, and served with the National Center for Disease Control from 1972 to 1974. Dr. Cullen is board certified in internal medicine and earned his M.D. at the University of Minnesota Medical School in 1971. He also received an M.B.A. from the University of St. Thomas in St. Paul, Minnesota in 1991.

COMPENSATION OF EXECUTIVE OFFICERS

         SUMMARY COMPENSATION TABLE

         The following table provides certain summary information concerning compensation paid or accrued during the last three years to the Company's
President and Chief Executive Officer and to each of the other executive officers of the Company, determined as of the end of the last fiscal year, whose annual compensation exceeded $100,000 (the "Named Executive Officers"):


                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                     ----------------
   NAME AND PRINCIPAL POSITION     YEAR    ANNUAL COMPENSATION          SECURITIES
   ---------------------------     ----   ----------------------     UNDERLYING OPTIONS   ALL OTHER
                                           SALARY        BONUS       (NUMBER OF SHARES)  COMPENSATION
                                          --------      --------     ------------------  ------------
Stefan Borg ....................   1998   $200,000      $     --                --             --
    President and Chief ........   1997    190,833        15,000            25,000             --
    Executive Officer ..........   1996    163,125        18,750                --             --

Paul M. Herron .................   1998   $125,000      $     --                --       $ 11,145(2)
    Vice President and Chief ...   1997     36,458(1)         --            50,000             --
    Financial Officer ..........   1996         --            --                --             --

Ronald W. Sanda ................   1998   $112,500      $     --                --             --
    Vice President-Manufacturing   1997    103,444         4,300             7,500             --
    and Operations .............   1996    102,812         7,500                --             --


----------
(1)      Mr. Herron commenced employment in September 1997.
(2)      Relocation expenses.

         OPTION GRANTS IN 1998

         No stock options were granted during the year ended December 31, 1998, to the Company's Chief Executive Officer or to the other executive officers included in the Summary Compensation Table.

         OPTION VALUES

         The following table provides information concerning the value of unexercised options held as of December 31, 1998 the Company's Chief Executive Officer and its other executive officers named in the Summary Compensation Table (no options were exercised during such year). The fair market value of the shares of Common Stock underlying such options was determined by using the closing bid price of the Company's Common Stock, which was $1.00 per share as of December 31, 1998.


                                 NUMBER OF SECURITIES
                                UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
             NAME           OPTIONS HELD AT DECEMBER 31, 1998   OPTIONS HELD AT DECEMBER 31, 1998
             ----           ---------------------------------   ---------------------------------
                            EXERCISABLE         UNEXERCISABLE   EXERCISABLE        UNEXERCISABLE
                            -----------         -------------   -----------        -------------
Stefan Borg.................  53,615               18,125        $  53,615           $  18,125

Paul M. Herron..............  10,417               39,583           10,417              39,583

Ronald W. Sanda.............  50,406                6,044           50,406               6,044


EMPLOYMENT AGREEMENTS

         Messrs. Borg, Herron, Sanda and Dr. Cullen have each entered into employment agreements with the Company which are renewed on a year to year basis; provided however, that either party may thereafter terminate the agreement on sixty days notice subject to the employee's right to receive either full salary continuation for up to six months or one-half salary continuation for twelve months in the event of termination without cause, except for Mr. Borg, who is entitled to one year salary as severance pay. The President has a policy of reviewing the salary of employees on an annual basis and may make salary and bonus recommendations to the Compensation Committee. Mr. Borg's, Herron's and Sanda's and Dr. Cullen's current annual salaries are $200,000, $125,000, $112,500 and $175,000, respectively. Bonuses are payable at the discretion of the Compensation Committee, depending on the performance of the individual and the financial position of the Company. No bonuses were paid in 1998.

         The Company has engaged Dr. Bergeron as its Chief Scientific Consultant in the areas of polyamine analogues and metal chelators on an exclusive basis through December 2000, at a current rate of $96,000 per year. Such agreement may be terminated by the Company in the event the Sponsored Research Agreement with the University of Florida Research Foundation terminates.

                              CERTAIN TRANSACTIONS

         On March 31, 1997, the Company loaned Mr. Borg $87,491 at 8% per annum, due March 31, 1998; this loan has been extended by the Board at a current interest rate of 8% per annum. A total of $114,816 was outstanding on this loan on March 31, 1999.

         The Company entered into License Agreements with the University of Florida Research Foundation, Inc. in December 1991 and October 1995. The Company has issued the Foundation a total of 342,760 shares of Common Stock in partial consideration for the rights granted under the License Agreements, and has ongoing royalty obligations under the License Agreements. The Company is a party to a Sponsored Research Agreement with the Foundation under which the Company has agreed to fund research at the University of Florida through the year 2000 at a cost of approximately $875,000 per year.

         On March 31, 1997, the Company sold an aggregate of 714,286 units ("Units") each consisting of one share of Common Stock and a warrant to purchase one share of Common Stock, to Cross Atlantic Partners K/S and Cross Atlantic Partners II K/S (together, "Cross Atlantic") at a price of $3.50 per Unit. Mr. Dimmler is an affiliate of Cross Atlantic. In addition, Mr. Dimmler and members of his family purchased 4,000 Units at the same price.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1999 by (I) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's chief executive officer and each of the other Named Executive Officers and (iv) all directors and executive officers as a group. Except as described below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed.


                                          COMMON STOCK            SERIES A PREFERRED STOCK SERIES B PREFERRED STOCK
                                          ------------            ------------------------ ------------------------
                                                      PERCENTAGE              PERCENTAGE               PERCENTAGE
                 NAME                      NUMBER OF BENEFICIALLY  NUMBER OF BENEFICIALLY  NUMBER OF  BENEFICIALLY
                 ----                      SHARES(1)    OWNED      SHARES(1)    OWNED      SHARES(1)      OWNED
                                           --------- ------------  --------- ------------  ---------  ------------

Cross Atlantic Partners Funds(2).....      1,428,572    18.7%           --        --            --           --
New York Life Insurance Company(3)...      1,142,858    15.3%           --        --            --
Pensionskassen for
Vaerkstedfunktionaerer i Jernet(4)...        617,261     8.8%      123,375      41.1%           --           --
Stefan Borg(5).......................        521,098     7.5%           --        --            --           --
Apoteksassistenternes Pensionskasse(6)       474,404     6.7%      123,375      41.1%           --           --
InterSouth Partners III, L.P.(7).....        467,559     6.6%       25,000       8.3%                        --
University of Florida Research
Foundation, Inc.(8)..................        342,760     5.0%           --        --            --           --
Uni-invest(9)........................        250,000     3.6%           --        --        66,667        100.0%
Philip R. Tracy(10)..................         70,000     1.0%           --        --            --           --
Charles L. Dimmler, III(11)..........      1,476,275    21.2%        1,750         *            --           --
Jerry T. Jackson(12).................         35,000      *             --        --            --           --
Robert S. Janicki(13)................        188,397     2.7%           --        --            --           --
Jay Moorin(14).......................         30,000      *             --        --            --           --
Robert A. Schoellhorn(15)............        154,350     2.2%           --        --            --           --
Paul M. Herron(16)...................         18,383      *             --        --            --           --
Ronald W. Sanda (17).................         50,664      *             --        --            --           --
All executive officers and directors
as a group (11) persons (5)(10)-(17).      2,612,630    31.9%        6,108       2.0%           --           --


----------
*        Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 1999, are deemed outstanding, as well as any shares of Series A or Series B Redeemable Convertible Preferred Stock held by that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(2) The business address of the Cross Atlantic Partners Funds is c/o Cross Atlantic Partners, Inc., 650 Madison Avenue, 21st Floor, New York, NY 10022. Includes warrants to purchase 714,286 shares of Common Stock.

(3) The business address of New York Life Insurance Co. is 51 Madison Avenue, New York, NY 10010. Includes warrants to purchase 571,429 shares of Common Stock.

(4) The business address of Pensionskassen for Vaerkstedfunktionaerer i Jernet is 12 Sankt Annae Plads-DK 1250, Copenhagen K, Denmark. Includes 123,375 shares of Series A Redeemable Convertible Preferred Stock.

(5) Mr. Borg's business address is The Veranda, Suite 301, 814 Highway A1A, Ponte Vedra Beach, FL 32082. Includes options to purchase 55,698 shares of Common Stock.

(6) The business address of Apoteksassistenternes Pensionskasse is Hojbro Plads 6-DK 1200, Copenhagen K, Denmark. Includes 123,375 shares of Series A Redeemable Convertible Preferred Stock.

(7) The business address of InterSouth Partners III, L.P. is One Copley Parkway, Suite 102, Morrisville, NC 27560. Includes (i) warrants to purchase 171,429 shares of Common Stock and (ii) 25,000 shares of Series A Redeemable Convertible Preferred Stock.

(8) The business address of the University of Florida Research Foundation, Inc. is 223 Grinter Hall, Gainesville, FL 32611. Dr. M. Jack O'Hanian, President of the Foundation, has investment and voting control over such shares. (9) The business address of Uni-invest is Nyropsgade 17, DK 1602, Copenhagen, Denmark. Includes 66,667 shares of Series B Redeemable Convertible Preferred Stock.

(10) Mr. Tracy's business address is 2500 First Union Capital Center, Raleigh, NC 27602. Includes options to purchase 70,000 shares of Common Stock.

(11) Mr. Dimmler's business address is 650 Madison Avenue, 21st Floor, New York, NY 10022. Includes (i) 3,592 shares of Common Stock, warrants to purchase 790 shares of Common Stock, and 700 shares of Series A Convertible Preferred Stock held by Mr.Dimmler's children, (ii) 1,428,572 shares beneficially owned by Cross Atlantic Partners Funds (including warrants to purchase 714,286 shares), of which Mr. Dimmler is an affiliate, (iii) options to purchase 35,000 shares of Common Stock, and (iv) 5,387 shares of Common Stock, warrants to purchase 1,184 shares of Common Stock, and 1,050 shares of Series A Convertible Preferred Stock held jointly by Mr. Dimmler and his wife.

(12) Mr. Jackson's business address is 7212 N. Secret Canyon Drive, Tucson, AZ 85718. Includes options to purchase 35,000 shares of Common Stock.

(13) Dr. Janicki's business address is The Veranda, Suite 301, 814 Highway A1A, Ponte Vedra Beach, FL 32082. Includes options to purchase 66,547 shares of Common Stock and warrants to purchase 1,000 shares of Common Stock.

(14) Mr. Moorin's business address is One Palmer Square, Suite 425, Princeton, NJ 08542. Includes options to purchase 30,000 shares of Common Stock.

(15) Mr. Schoellhorn's business address is 91333 Coburg Industrial Way, Coburg, OR 97408. Includes options to purchase 58,950 shares of Common Stock and warrants to purchase 79,400 shares of Common Stock. All shares and warrants are held by The Robert A. Schoellhorn Trust dated June 26, 1989, of which Mr. Schoellhorn serves as Trustee.

(16) Mr. Herron's business address is The Veranda, Suite 301, 814 Highway A1A, Ponte Vedra Beach, FL 32082. Includes options to purchase 17,083 shares of Common Stock.

(17) Mr. Sanda's business address is The Veranda, Suite 301, 814 Highway A1A, Ponte Vedra Beach, FL 32082. Includes options to purchase 50,664 shares of Common Stock.


                          COMPLIANCE WITH SECTION 16(A)

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

         The Company believes that during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with in a timely manner, except for reports on Form 5 for all officers and directors which were filed in April 1999.

                            PROPOSAL OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the next annual meeting must be received at the Company's principal executive offices no later than December 31, 1999, if the proposal is to be considered for inclusion in the Company's Proxy Statement relating to such meeting.

                              FINANCIAL INFORMATION

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO STEFAN BORG, PRESIDENT AND CHIEF EXECUTIVE OFFICER, SUNPHARM CORPORATION, THE VERANDA, SUITE 301, 814 HIGHWAY A1A, PONTE VEDRA BEACH, FLORIDA 32082.

                                        By Order of the Board of Directors


                                        Stefan Borg
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


May 6, 1999
Jacksonville, Florida